PLAN AND AGREEMENT OF REORGANIZATION

                                By and Among


                        LEE ENTERPRISES, INCORPORATED

                            J-S ACQUISITION CORP.

                          JOURNAL-STAR PRINTING CO.

                                     and

                         JOURNAL LIMITED PARTNERSHIP

                    PLAN AND AGREEMENT OF REORGANIZATION

          THIS PLAN AND AGREEMENT OF REORGANIZATION (the "Agreement") by and among LEE ENTERPRISES, INCORPORATED, a Delaware corporation ("Lee"), J-S ACQUISITION CORP., a Nebraska corporation ("JSAC"), JOURNAL-STAR PRINTING CO., a Nebraska corporation ("Journal-Star"), and JOURNAL LIMITED PARTNERSHIP, a Nebraska limited partnership ("JLP"), dated as of the 27th day of February, 1995.

                            W I T N E S S E T H:

          WHEREAS, Lee and Journal-Star desire to adopt a plan of reorganization resulting in a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

          WHEREAS, JSAC is a newly created, wholly-owned subsidiary of Lee; and

          WHEREAS, the parties hereto propose that Journal-Star be merged into JSAC pursuant to an Agreement and Plan of Merger (the "Merger Agreement") substantially in the form of Exhibit A attached hereto whereby on the effective date of the merger Journal-Star will be merged into JSAC and the holders of Journal-Star Common Stock (as defined herein) other than Lee will become holders of Lee Common Stock (as defined herein).

          NOW, THEREFORE, in order to consummate this Agreement and effect such merger, the parties hereto agree as follows:


                                 ARTICLE ONE

                                   General

          1.1 In consideration of the agreements herein set forth, by the adoption of this Agreement and subject to the approval of the Merger Agreement by the shareholder of JSAC and the shareholders of Journal-Star (JSAC and Journal-Star being sometimes referred to herein as the "Constituent Corporations") and subject to the conditions hereinafter set forth, Journal-Star shall, pursuant to the Merger Agreement, be merged with and into JSAC (which is hereinafter sometimes referred to as the "Surviving Corporation"). The Surviving Corporation shall continue with its name changed to "Journal-Star Printing Co." or a similar name and upon the Effective Date (as defined in Article Eight of this Agreement) the separate corporate existence of Journal-Star shall cease. The terms, provisions and conditions of the merger of Journal-Star and JSAC (the "Merger") hereby agreed upon and the mode of carrying the same into effect shall be set forth in the Merger Agreement.

          1.2 From and after the Effective Date of the Merger and subject to the directions of the Board of Directors of the Surviving Corporation, the business presently conducted by Journal-Star will continue to be conducted by the Surviving Corporation as a wholly-owned subsidiary of Lee.

          1.3 The Articles of Incorporation of the Surviving Corporation shall not hereby or otherwise be amended by reason of the effectiveness of the Merger contemplated herein except as set forth in the Merger
Agreement.

          1.4 The By-Laws of JSAC as in effect on the Effective Date shall be and constitute the By-Laws of the Surviving Corporation until the same shall be altered, amended or repealed or until new By-Laws are adopted as provided by law.

                                 ARTICLE TWO

                         Method of Effecting Merger

          2.1 The mode of carrying the terms and conditions of the Merger Agreement into effect and the manner and basis of converting the shares of Journal-Star into shares of Lee shall be as follows:

          (a) Each share of Journal-Star Common Stock not owned by Lee shall become and be converted into shares of Lee Common Stock in the manner specified in the Merger Agreement, subject to the adjustment specified in subparagraph (c) of this Section 2.1.

          (b) After the Effective Date, each holder (except Lee) of an outstanding certificate or certificates which prior thereto represented shares of Journal-Star Common Stock shall surrender the same duly endorsed to Lee, and such holders shall receive upon such surrender in exchange therefor a certificate or certificates representing the number of whole shares of Lee Common Stock to which they are entitled under this Agreement and the Merger Agreement.

          (c) Fractional share interests in Lee Common Stock will not be issued. Each holder of Journal-Star Common Stock certificates (except
Lee) (or, in the case of lost certificates, a substitute which is satisfactory to Lee), shall receive the number of whole shares of Lee Common Stock to which they are entitled under this Agreement and the Merger Agreement (rounded to the next nearest lower or higher full share).

          (d) Each share of Journal-Star Common Stock owned by Lee shall be retired and cancelled by virtue of the Merger.


                                ARTICLE THREE

                       Representations and Warranties

          3.1 Journal-Star and JLP (to the best knowledge of JLP's general partner, after diligent inquiry) warrant, represent and covenant to and with Lee and JSAC that except as set forth herein or in the Disclosure Schedule attached hereto as Exhibit "C":

          (a) Journal-Star is a corporation organized, validly existing and in good standing under the laws of the state of Nebraska; has corporate power to hold its property and carry on its business as presently conducted; and is qualified to transact business and is in good standing in all jurisdictions in which ownership of its properties and operation of its business requires such qualification. Journal-Star has the legal power and corporate authority to perform all of its obligations under this Agreement.

          (b) The authorized capital stock of Journal-Star consists of 6,000 shares of Common Stock ($100 par value) (the "Journal-Star Common Stock"). As of the date hereof Journal-Star has issued and outstanding 6,000 shares of its Common Stock, all of which were validly issued, fully paid and nonassessable and on the date hereof Journal-Star has no other shares of stock or any obligation to issue any shares of stock of any class or any other securities outstanding.

          (c) Journal-Star has good and marketable title to its assets, free of security interests, liens, encumbrances, or any rights of others of any kind (except for taxes which have accrued but are not yet due and payable).

          (d) The audited financial statements of Journal-Star as of September 30, 1994 prepared by McGladrey & Pullen, LLP, certified public accountants, present fairly the financial position of Journal-Star and the results of its operations and activities as of the date and for the period indicated in accordance with generally accepted accounting principles consistently applied. The foregoing financial statements referred to in this subparagraph (d) have heretofore been delivered to Lee. The financial statements including the notes thereto are called the "Journal-Star Financial Statements".

          (e) Since September 30, 1994 there has been no material adverse change in the business, capitalization, financial condition or properties of Journal-Star and no material loss, damage or destruction affecting its properties or business; the only changes in the business, financial condition or properties of Journal-Star since said date are those arising from the normal and regular conduct of business.

          (f) Journal-Star is not in default under any indenture, loan agreement or lease or under any other agreements or arrangements which are material alone or in the aggregate to which it is a party or by which it is bound, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any breach or acceleration of maturity of or constitute a default under any such indenture, loan agreement or lease, or under any other agreements or arrangements which are material alone or in the aggregate. No consent of any third party is required for Journal-Star to consummate the Merger.

          (g) No broker or finder has acted for Journal-Star or JLP in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder's fee or other commission in connection herewith.

          (h) Journal-Star has filed all federal, state and local tax returns required to be filed by it. All taxes as shown upon the returns so filed have been paid or provided for and are not delinquent. The federal income, franchise and all other tax liabilities of Journal-Star for the fiscal year ended September 30, 1994 and prior fiscal years have been paid without claim for additional taxes by any governmental authority. There is no reasonable basis for any material deficiency with respect to federal income or any other tax liabilities of Journal-Star for any tax period.

          (i) Journal-Star is not a party to any pending litigation nor does it know of any threatened litigation or proceedings by or before any governmental agency or court, or which would question the validity of this Agreement or of the transactions contemplated hereby, or would have a material adverse effect upon the business, properties or prospects of Journal-Star.

          (j) Consummation by Journal-Star of the transactions contemplated by the Agreement will not result in a violation by Journal-Star of any applicable statute, rule or regulation of any governmental body or agency.

          (k) Since January 12, 1995, there has been no declaration or payment of any dividend nor any distribution in respect of the Journal-Star Common Stock, nor any increase in the salaries or other compensation payable to any of its officers, directors or employees, except normal periodic increases granted in accordance with prior practice.

          3.2  JLP represents and warrants to Lee and JSAC:

          (a) JLP is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Nebraska.

          (b) JLP is the legal and beneficial owner of 3,015 shares of Journal-Star Common Stock, free and clear of all liens, encumbrances, charges, pledges, proxies (other than the proxy given to the trustees of the J. C. Seacrest Trust), voting agreements, stock purchase agreements, warrants, options, calls, rights, commitments, restrictions or limitations of any kind.

          (c) JLP has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and all other agreements or documents contemplated hereby and to perform fully JLP's obligations hereunder. This Agreement, and all other agreements contemplated hereby, have been duly executed and delivered by or on behalf of JLP and are the valid and binding obligations of JLP enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by JLP of this Agreement in accordance with its respective terms and conditions will not: (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any person (other than the partners of JLP); or (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute a default under, any partnership agreement or partnership certificate, as the case may be, or any statute, regulation, order judgment or decree applicable to JLP; or (iii) result in a breach of, or constitute a default under, accelerate any obligation under or give rise to a right of termination of any instrument, contract or any other agreement to which JLP is bound or subject.

          (d) Prior to the Closing Date, JLP will secure all authority and approvals necessary to vote its shares of Journal-Star Common Stock in favor of, and will thereafter take such other actions as may be necessary to effect approval of the Merger and otherwise to consummate the transactions contemplated hereby and waive any rights to appraisal of its shares of Journal-Star Common Stock under Nebraska law.

          (e) Except as specifically provided in this Agreement or in the Disclosure Schedule, JLP is not a party to any contract of employment or any pension, retirement, deferred compensation, profit-sharing, bonus, retainer, consulting, or incentive compensation plan or arrangement, or any contract with or for any officer, director, or employee of JLP or any other person, as to which Lee or JSAC, as the Surviving Corporation, will have any obligation after the Effective Date. True and correct copies of any agreements, plans and arrangements as to which Lee or JSAC will have any obligation have been supplied to Lee by Journal-Star.

          3.3 Lee and JSAC represent and warrant to Journal-Star and JLP, except as set forth herein or in the Disclosure Schedule:

          (a) Lee and JSAC each is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; each has corporate power to own its property and to carry on its business as now conducted; and each is qualified to transact business as a foreign corporation and is in good standing in the jurisdictions in which its principal is qualified to transact business as a foreign corporation and is in good standing in the jurisdictions in which its principal properties are located. As of the Effective Date, Lee will have the legal power and corporate authority to perform all of its obligations under this Agreement.

          (b) Lee is authorized to issue 60,000,000 shares of Common Stock, $2 par value (the "Lee Common Stock"), and as of December 31, 1994, had issued and outstanding 15,721,055 shares and 6,663,220 shares of Class B Common Stock, $2 par value (the "Lee Class B Common Stock"). There are no outstanding warrants, options, rights or commitments of any kind under which Lee is obligated to sell or issue any other shares of Lee Common Stock except for options, grants or awards of Lee Common Stock and Lee Class B Common Stock under its 1977 Employee Stock Purchase Plan, the 1982 Incentive Stock Option Plan, and the 1990 Long-Term Incentive Plan. The Lee Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and the issuance thereof to JLP in accordance with the terms of this Agreement will be exempt from registration under the Securities Act of 1933.

          (c) The audited consolidated balance sheet of Lee and its subsidiaries as of September 30, 1994 and the audited consolidated statement of income for the year ended September 30, 1994, heretofore delivered by Lee to Journal-Star and JLP, present fairly the financial position of Lee and its subsidiaries, and the results of their operations, as of the dates and for the periods indicated in conformity with generally accepted accounting principles consistently applied.

          (d) No broker or finder has acted for Lee in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder's fee from Lee.

          (e) Since September 30, 1994, there has been no material adverse change in the business, assets or condition, financial or otherwise, of Lee.

          (f) Lee is not in default under any indenture or loan agreement, or under any other agreements or arrangements which are material alone or in the aggregate, to which Lee is a party or by which Lee is bound and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any breach or acceleration of maturity of or constitute a default under any such indenture or loan agreement, or under any other agreements or arrangements which are material alone or in the aggregate.

          (g) JSAC has issued and outstanding 1,000 shares of capital stock, $1 par value, all of which shares are owned by Lee. JSAC has no liabilities or obligations of any kind whatsoever, save and except its obligations arising under this Agreement.

          (h) Lee has, for the past 12 months, filed and will continue to file such reports with the Securities and Exchange Commission pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or otherwise to satisfy the then current public information requirements of Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act of 1933. Upon the written request of JLP, Lee will promptly furnish a written statement that it has complied with such requirements.

          (i) From February 6, 1995 to the date of this Agreement, Lee has repurchased shares of Lee Common Stock only (i) in transactions pursuant to and in accordance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934 or (ii) in privately negotiated transactions outside of any Securities Exchange. Between the date of this Agreement and the Closing Date, Lee will not repurchase Lee Common Stock in open market transactions without the consent of JLP being first obtained.


                                ARTICLE FOUR

                       Actions Prior to Effective Date

          4.1 Journal-Star, JLP and Lee agree that, until the Effective Date or termination of this Agreement as provided in Article Nine, Journal-Star shall conduct its business in the ordinary course and in accordance with past practices, and will take no action in conflict therewith or otherwise requiring the approval of Journal-Star's board of directors or shareholders without the vote of either or both thereof, as its Articles of Incorporation, By-Laws, and circumstances warrant.

          4.2 As soon as practicable after the date of this Agreement, JLP on behalf of itself and Journal-Star, and Lee, will each make any filings required under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"). Each will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings under the Hart-Scott Rodino Act. Each party will keep the other parties informed of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

          4.3 Lee and JLP each may, prior to the Effective Date, through its own employees and representatives, make such investigations of the properties, facilities, books, records and financial condition of the other and Journal-Star as it deems necessary or advisable, and such other party will cooperate fully in such investigation. Such investigation and examination shall be done at reasonable times and under reasonable circumstances. In the event of termination of this Agreement, each shall keep confidential and shall in no event use in any manner any confidential information obtained from the other concerning the properties, operations and business of the other and shall return to the other any confidential statements, documents or other information obtained from the other in connection therewith and any and all copies thereof.


                                ARTICLE FIVE

                       Other Agreements of Lee and JLP

          5.1 At the Closing (as defined herein), JLP shall deliver an assignment to Journal-Star of all interests of JLP in OakCreek Partners, L.C., a Nebraska limited liability company. The consideration for such assignment is included in the agreed value of the Lee Common Shares.

          5.2 JLP shall be entitled to receive a dividend distribution in respect of its shares of Journal-Star Common Stock, prorated to the Closing Date (as defined herein), as from time to time declared and distributed by the board of directors of Journal-Star in accordance with the provisions of the present By-laws of Journal-Star. Any difference between the dividend distribution in respect of its shares of Journal-Star Common Stock declared and paid on a quarterly basis and prior to the Effective Date and sixty-five percent (65%) of the net earnings of Journal-Star, as shown on the financial statements of Journal-Star for the period ending on the Closing Date (which, if requested, shall be provided promptly to JLP), shall be paid to JLP within 60 days thereafter.

          5.3 On or prior to the Closing Date, Lee and JLP shall cause Journal-Star to terminate all contractual relationships between Journal-Star and JLP including, without limitation, the Contract for Editorial Services dated December 23, 1950, as amended, as of the Effective Date. As consideration for the termination by JLP of its contractual relationships with Journal-Star, Journal-Star will pay JLP the sum of $750,000 at the Closing. JLP shall assume and discharge, and indemnify, defend and hold Lee and Journal-Star harmless from, any and all liabilities of JLP associated with any such terminated contracts which arise or exist prior to or as of the Effective Date, or as a consequence of the termination of such contracts. Within 10 days after the date of this Agreement, JLP shall notify Lee, by written amendment of the Disclosure Schedule, of other contractual agreements dealing with editorial or news services and Journal-Star shall agree to assume all assignable contracts which are terminable on notice of 60 days or less without penalty of greater than $5000. Journal-Star shall indemnify, defend and hold JLP harmless from any and all liabilities associated with any such assumed contracts which relate to matters occurring after the Effective Date.





          5.4 Promptly after the Closing, Journal-Star shall employ all JLP employees providing services under its Contract for Editorial Services with Journal-Star who apply for and accept positions with Journal-Star after the Effective Date at their present salary levels and on terms and conditions comparable to those prevailing for similarly situated and tenured employees of Journal-Star and in accordance with Lee's established practices and policies for its employees. Except as provided in subparagraph 5.6, Journal-Star shall assume and make available any qualified plan pension benefits and severance obligations to such JLP employees accepting employment with Journal-Star on the same basis as it does for similarly situated Journal-Star employees. Except as expressly assumed by Journal-Star in this subparagraph and subparagraph 5.6, JLP shall assume and discharge, and shall indemnify, defend and hold Lee, JSAC and Journal-Star harmless, from any and all liabilities or obligations asserted by or otherwise related to such JLP employees, of whatever kind or nature, arising out of any agreement, arrangement or circumstances occurring or existing prior to their acceptance of employment with Journal-Star; provided however, that Journal-Star shall assume and discharge any severance obligation of JLP to Craig Swanson under his August 6, 1992 employment contract with JLP upon his acceptance of employment with Journal-Star.

          5.5 At the Closing, JLP shall deliver to Journal-Star signed resignations of its employees, nominees or agents who are officers or directors of Journal-Star from all positions of employment or engagement with Journal-Star, dated as of the Effective Date.

          5.6 Journal-Star and JLP will take such actions and execute such agreements as may be reasonably requested by Lee prior to, at or following the Effective Date to transfer to JSAC all interests of JLP in the Retirement Security Plan for Employees of Journal-Star and the Journal-Star Investment Savings Plan (collectively the "Plans"), subject only to the rights of the participants in such Plans. All JLP employees shall receive credit under the Plans to be assigned to and assumed by JSAC for all service with JLP and any predecessor entities. Journal-Star and Lee shall indemnify, defend and hold JLP harmless from any liability or obligation asserted against JLP arising out of the failure by Journal-Star to comply with the provisions of the Plans.

          5.7 After the Closing, Journal-Star will administer at its expense JLP's group health insurance program for the benefit of former JLP employees who, at or after the Closing, are or become eligible for continuation health coverage under section 4980B of the Internal Revenue Code of 1986, as amended.


                                 ARTICLE SIX

             Conditions Precedent to Lee and JSAC's Obligations

          The obligations of the Lee and JSAC to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following:

          6.1 All findings required to be made under the Hart-Scott-Rodino Act shall have been made, and any applicable waiting period thereunder shall have expired.

          6.2 The representations, warranties and covenants of Journal-Star and JLP to the extent stated herein shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date.

          6.3 JLP and Journal-Star have met all conditions and performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be met, performed or complied with by them prior to or at the Closing.

          6.4 There shall not have been since the date hereof, any materially adverse change in the condition of Journal-Star (financial or otherwise), its assets, liabilities or business.

          6.5 JLP shall have furnished or caused to be furnished to Lee on the Closing Date a certificate executed by JLP stating that the representations, warranties and covenants of JLP contained in this Agreement are, to the extent stated herein, true and correct in all material respects on and as of the Closing Date, and that all of the covenants required by this Agreement to be performed by JLP on or prior to the Closing Date have been performed.

          6.6 JLP shall have furnished or caused to be furnished to Lee on the Closing Date a certificate executed by the President and the General Manager of Journal-Star stating that the representations, warranties and covenants of Journal-Star contained in this Agreement are, to the extent stated herein, true and correct in all material respects on and as of the Closing Date, and that all of the covenants required by this Agreement to be performed by Journal-Star on or prior to the Closing Date have been performed.

          6.7 A Shareholders' Agreement shall have been entered into by and between Lee and JLP in the form of Exhibit B attached hereto.


                                ARTICLE SEVEN

          Condition Precedent to JLP and Journal-Star's Obligations

          The obligations of JLP and Journal-Star to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing of the following:

          7.1 All findings required to be made under the Hart-Scott-Rodino Act shall have been made, and any applicable waiting period thereunder shall have expired.

          7.2 The representations, warranties and covenants of Lee and JSAC to the extent stated herein shall be true and correct in all material respects at and as of the time of Closing Date as though made at and as of the Closing Date.

          7.3 Lee and JSAC shall have met all conditions and conformed and complied with all agreements, obligations and conditions required by this Agreement to be met, performed or complied with by them prior to or at the Closing.

          7.4 There shall not have been since the date hereof, any materially adverse change in the condition of Journal-Star (financial or otherwise), its assets, liabilities or business.

          7.5 Lee shall have furnished or caused to be furnished to JLP on the Closing Date a certificate executed by Lee stating that the representations, warranties and covenants of Lee, JSAC and, to its best knowledge but without further inquiry Journal-Star, contained in this Agreement are, to the extent stated herein, true and correct in all material respects on and as of the Closing Date, and that all of the covenants required by this Agreement to be performed by Lee or JSAC on or prior to the Closing Date have been performed.

          7.6 A Shareholders' Agreement shall have been entered into by and between Lee and JLP in the form of Exhibit B attached hereto.

          7.7 This Agreement and the transactions contemplated hereby have been approved by a requisite vote of the JLP partners.

                                ARTICLE EIGHT

                         Closing and Effective Date

          The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M., C.S.T., on March 31, 1995 (the "Closing Date") in the offices of Journal-Star in Lincoln, Nebraska or at such other place (and at such other date and time) as Lee and JLP may mutually agree. The effective date of the Merger (the "Effective Date") shall be March 31, 1995 at 12:00 Midnight, or such other date as may be fixed in the Merger Agreement by mutual agreement of Lee and JLP. In the event that the Closing is delayed pending termination of any waiting period imposed or extended under the Hart-Scott-Rodino Act, the Closing shall take place on the last business day, and the Effective Date shall be at 12:00 Midnight on the last calendar day, of the month in which said waiting period is terminated.


                                ARTICLE NINE

                                 Termination

          This Agreement may be terminated at any time prior to the Effective Date by:

          (a)   The mutual consent of Lee and JLP;

          (b)   Lee, if the conditions in Article Six have not been met;
or

          (c)   JLP, if the conditions in Article Seven have not been met.



                                 ARTICLE TEN

                     Survival; Indemnification; Remedies

          10.1 All representations, warranties, covenants and agreements contained in this Agreement, or in any Schedule, Exhibit, certificate, agreement, document or written statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive; provided, however, that the representations, warranties and covenants shall expire and terminate and be of no further force or effect on the date two (2) years following the Closing Date, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against which such indemnification is sought shall survive thereafter and as to any such claim such expiration will not affect Lee's rights of indemnification under Section 10.2 hereof or JLP's and Journal-Star's rights of indemnification under Section 10.3 hereof. Notwithstanding the foregoing, the representations and warranties contained in subparagraph 3.2(b) shall survive until the expiration of the applicable statute of limitations.

          10.2 JLP and Journal-Star, jointly and severally (hereinafter collectively an "Indemnitor") will indemnify and hold harmless Lee, in cash or Lee Common Stock valued at the average of the average of the high and low trading prices for a share of such stock for the 10 days prior to its full transfer to Lee, against:

          (a) All damage or deficiency, aggregating in excess of $10,000, resulting from any misrepresentation, breach of warranty, or nonfulfillment of any undertaking on the part of Journal-Star or JLP under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Lee under the Agreement;

          (b) All actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including without limitation, reasonable attorney fees, incident to any of the foregoing; and

          (c) All payments by Lee at any time after the Effective Date, in respect of any liability, obligation, or claim to which the foregoing indemnity by JLP relates; provided that Lee has given JLP ten business days' notice of any such payment, and JLP shall have failed to give such assurances as Lee may reasonably require that such liability, obligation, or claim shall be fully discharged.

          10.3 Lee (hereinafter an "Indemnitor") will indemnify and hold harmless Journal-Star and JLP against:

          (a) All damage or deficiency, aggregating in excess of $10,000, resulting from any misrepresentation, breach of warranty, or nonfulfillment of any undertaking on the part of Lee or JSAC under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Journal-Star or JLP under the Agreement;

          (b) All actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including without limitation, reasonable attorney fees, incident to any of the foregoing; and

          (c) All payments by JLP at any time after the Effective Date, in respect of any liability, obligation, or claim to which the foregoing indemnity by Lee relates; provided that JLP has given Lee ten business days' notice of any such payment, and Lee shall have failed to give such assurances as JLP may reasonably require that such liability, obligation, or claim shall be fully discharged.

          10.4 In any legal or administrative proceeding to which a party to this Agreement is a party and entitled to indemnification under this Article (an "Indemnified Party"), such Indemnified Party will, at its own expense, have the right to be represented by advisory counsel and accountants and to be kept fully informed of such action, suit, or proceeding at all stages thereof, whether or not so represented. The Indemnitor will make available to the Indemnified Party and its attorneys and accountants all books and records relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit, or proceeding.

          10.5 In the event any action, suit, or proceeding is brought against an Indemnified Party with respect to which an Indemnitor may have liability under this Agreement, the action, suit, or proceedings may be defended (including all proceedings on appeal or for review which counsel for the Indemnitor shall deem appropriate) by counsel for the Indemnitor at their expense.

          10.6 Any claims for indemnification under this Article shall be reduced by the amount of any insurance proceeds recovered by the Indemnifying Party, other than such proceeds for which the Indemnifying Party is the ultimate self-insurer, for amounts which the Indemnitor would otherwise be liable.

          10.7 Except as provided in Sections 11.2 and 11.3 hereof, an Indemnified Party's rights to indemnification under this Article shall be its exclusive remedy against an Indemnitor with respect to this Agreement.



                               ARTICLE ELEVEN

                             General Provisions

          11.1 All representations, warranties, covenants and agreements made by any party hereto in this Agreement or pursuant hereto shall be true and correct in all material respects on, at and as of the Effective Date, as if made on the Effective Date, and shall survive the Effective Date, notwithstanding any investigation at any time made by or on behalf of JLP, Journal-Star or Lee. No action or omission by JLP, Journal-Star or Lee shall constitute a waiver of any of the covenants, warranties or representations, unless such waiver shall be executed in writing by JLP, Journal-Star or Lee, as the case may be.

          11.2 The Journal-Star Common Stock to be transferred pursuant to the terms of this Agreement is unique and not readily available on the open market. For that reason and others, Lee will be seriously damaged should the Merger not be consummated through no fault of its own, but for breach of this Agreement by JLP or Journal-Star. Accordingly, it is mutually agreed that Lee, in addition to all other legal remedies, shall have the right to enforce the terms of this Agreement by a decree of specific performance.

          11.3 The Lee Common Stock to be transferred pursuant to the terms of this Agreement and the tax-free nature of the reorganization to JLP are unique and not readily available on the open market. For that reason and others, JLP will be seriously damaged should the Merger not be consummated through no fault of its own, but for breach of this Agreement by JSAC or Lee. Accordingly, it is mutually agreed that JLP, in addition to all other legal remedies, shall have the right to enforce the terms of this Agreement by a decree of specific performance.

          11.4 All necessary notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if mailed by Registered or Certified Mail, postage prepaid, addressed as follows:

          (a)   If to Lee:

                Richard D. Gottlieb, President
                Lee Enterprises, Incorporated
                400 Putnam Building
                215 North Main Street
                Davenport, IA   52801

                Copy:

                C. D. Waterman III, Esq.
                Lane & Waterman
                220 North Main Street
                Suite 600
                Davenport, IA   52801

          (b)   If to JLP or Journal-Star:

                Mark L. Seacrest, President
                Journal Corporation
                6701 Everett Street
                Lincoln, NE  68506

                Copy:

                Stephen E. Gehring, Esq.
                Cline, Williams, Wright, Johnson & Oldfather
                One Pacific Place
                1125 South 103rd, Suite 720
                Omaha, NE  68124

or such other addresses as the parties may from time to time designate.

          11.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns provided, however, that no party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other parties.

          11.6 The parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

          11.7 This Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.

          11.8 This Agreement may be signed in any number of counterparts with the same effect as if the signature of each such counterpart were upon the same instrument.

          11.9 The headings of the Articles of this Agreement are inserted as a matter of convenience and for reference only, and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

          11.10 This Agreement is the only agreement between the parties hereto and contains all of the terms and conditions agreed upon with respect to the subject matter hereof, and supersedes the agreement of Lee and JLP dated February 6, 1995.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives or officers on the day and year first above written.


LEE ENTERPRISES, INCORPORATED          JOURNAL-STAR PRINTING CO.



By /s/ C.D. Waterman III           By /s/ Mark L. Seacrest
   C.D. Waterman III, Secretary       Mark L. Seacrest, President


J-S ACQUISITION CORP.                  JOURNAL LIMITED PARTNERSHIP
                                       BY JOURNAL CORPORATION, ITS
                                       GENERAL PARTNER



By /s/ C.D. Waterman III           By /s/ Mark L. Seacrest
   C.D. Waterman III, Secretary       Mark L. Seacrest, President

                                  EXHIBIT A


                        AGREEMENT AND PLAN OF MERGER


          This AGREEMENT AND PLAN OF MERGER dated this 31st day of March, 1995 by and between J-S ACQUISITION CORP., a Nebraska corporation ("JSAC" or "Surviving Corporation") and JOURNAL-STAR PRINTING CO., a Nebraska corporation ("Journal-Star"), (said two corporations being herein sometimes collectively called the "Constituent Corporations").


                            W I T N E S S E T H:

          WHEREAS, JSAC is a corporation duly organized and existing under the laws of the State of Nebraska, with its principal office located in Davenport, Scott County, Iowa; and

          WHEREAS, Journal-Star is a corporation duly organized and existing under the laws of the State of Nebraska, with its principal office located in Lincoln, Lancaster County, Nebraska; and

          WHEREAS, JSAC has an authorized capitalization consisting of 1,000 shares of Common Stock, $1 par value ("JSAC Common Stock"), all of which shares are validly issued and outstanding at the date hereof and owned by Lee Enterprises, Incorporated, a Delaware corporation ("Lee"); and

          WHEREAS, Journal-Star has an authorized capitalization consisting of 6,000 shares of Common Stock, $100 par value ("Journal-Star Common Stock"), all of which shares are validly issued and outstanding at the date hereof, 3,015 shares being owned by Journal Limited Partnership, a Nebraska limited partnership ("JLP") and 2,085 shares being owned by Lee; and

          WHEREAS, the respective Boards of Directors of JSAC and Journal-Star have determined that it is advisable that Journal-Star be merged into JSAC on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, JSAC and Journal-Star do hereby agree that Journal-Star shall be, on the Effective Date of the merger (as defined in ARTICLE VI hereof), merged into JSAC, which shall be the Surviving Corporation, and that the terms and conditions of such merger and the mode of carrying it into effect shall be as follows:


                                  ARTICLE I

          Upon the Effective Date of the merger, Journal-Star shall be merged into JSAC, the separate existence of Journal-Star shall cease and JSAC shall continue in existence, and, without other transfer, succeed to and possess all the properties, rights, privileges, immunities, powers, and purposes, and shall be subject to all of the debts and liabilities, obligations, restrictions, disabilities and duties, of each of the Constituent Corporations, all without further act or deed.

          If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper officers and directors of the Constituent Corporations as of the Effective Date of the merger shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to carry out the provisions hereof.

                                 ARTICLE II

          The Articles of Incorporation of the Surviving Corporation in effect on the Effective Date of the merger shall continue in full force and effect until altered, amended or repealed as provided therein or as provided by law, except that on the Effective Date of the merger the Articles of Incorporation shall be amended by amending Article I to read in its entirety as follows:

          I.    The name of the corporation is Journal-Star Printing Co.


                                 ARTICLE III

          The By-laws of the Surviving Corporation in effect on the Effective Date of the merger shall continue in full force and effect until altered, amended or repealed as provided therein or as provided by law.


                                 ARTICLE IV

          The directors and officers of the Surviving Corporation holding office on the Effective Date of the merger shall continue to hold office until removed as provided by law or until the election of their respective successors.


                                  ARTICLE V

          Upon the Effective Date of the Merger:

          (a) Each share of Journal-Star Common Stock outstanding immediately prior to the merger and all rights in respect thereof, shall forthwith cease to exist and be cancelled. There shall be delivered in conversion and valuation of and exchange for each such share held by JLP that number of shares of Common Stock of Lee (the "Lee Common Stock") representing a value of $58,250,000, to be determined by dividing the agreed value of $58,250,000 by the average of the average of the high and low trading prices of Lee Common Stock on the New York Stock Exchange for each of the five consecutive trading days ending on the final trading day of the week prior to the week in which the closing of the merger occurs (the "Average Price"); provided that the Average Price shall not be lower than $33.375 nor higher than $35.375. Each certificate or certificates theretofore representing a share or shares of Journal-Star Common Stock held by JLP shall, upon JLP's presentation of such certificate or certificates for surrender to the Surviving Corporation or its agents, be exchanged for a certificate or certificates representing the whole shares of fully paid and non-assessable Lee Common Stock to which JLP shall be entitled upon the aforesaid basis of valuation, conversion, exchange and distribution.

          (b) No scrip or fractional share certificates of Lee Common Stock will be issued and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a shareholder with respect to such fractional interest. Instead, Journal-Star Common Stock held by JLP shall receive only full shares (rounded to the next nearest lower or higher full share).


                                 ARTICLE VI

          The merger shall become effective upon the later of the filing in the office of the Secretary of State of the State of Nebraska of an executed counterpart of Articles of Merger in form attached hereto as provided by Section 21-2073 of the Nebraska Business Corporation Act or at 11:59 P.M. Central Standard Time on March 31, 1995. The Constituent Corporations shall do all other acts and things as shall be necessary or desirable in order to effectuate the merger.

                                 ARTICLE VII

          To the extent permitted by applicable law, Journal-Star and JSAC, by mutual consent of their respective duly authorized officers, may amend, modify and supplement this Agreement and Plan of Merger in such manner as may be agreed upon by them in writing at any time before or after approval or adoption thereof by the shareholders of Journal-Star or of JSAC or both.


                                ARTICLE VIII

          This Agreement and Plan of Merger may be abandoned at any time before or after approval or adoption thereof by the shareholders of Journal-Star or JSAC notwithstanding favorable action on the merger by the shareholders of either or both Constituent Corporations, but not later than the Effective Date of the merger, only by the mutual consent of the Boards of Directors of Journal-Star and JSAC.


                                 ARTICLE IX

          This Agreement and Plan of Merger may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, JSAC and Journal-Star, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed by its President and its Secretary and its corporate seal to be affixed.


                                  JOURNAL-STAR PRINTING CO.



                                  By /s/ Mark L. Seacrest
                                     Mark L. Seacrest, President



                                  By /s/ C.D. Waterman III
                                     C.D. Waterman III, Secretary



                                  J-S ACQUISITION CORP.



                                  By /s/ Ronald L. Rickman
                                     Ronald L. Rickman, President



                                  By /s/ C.D. Waterman III
                                     C.D. Waterman III, Secretary

STATE OF NEBRASKA     )
                      ) SS:
COUNTY OF LANCASTER   )

    On this 31st day of March, 1995, before me a Notary Public in and for said county, personally appeared Mark L. Seacrest and C.D. Waterman III, to me personally known, who being by me duly sworn, did say that they are the President and Secretary, respectively, of JOURNAL-STAR PRINTING CO., a Nebraska corporation, and that the foregoing Agreement and Plan of Merger were signed on behalf of said corporation by authority of its Board of Directors and the said President and Secretary as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.


                                  /s/
                                  Notary Public in and for said
                                  County and State
(NOTARIAL SEAL)




STATE OF NEBRASKA     )
                      ) SS:
COUNTY OF LANCASTER   )

    On this 31st day of March 1995, before me a Notary Public in and for said county, personally appeared Ronald L. Rickman and C.D. Waterman III, to me personally known, who being by me duly sworn, did say that they are the President and Secretary, respectively, of J-S ACQUISITION CORP., a Nebraska corporation, and that the foregoing Agreement and Plan of Merger were signed on behalf of said corporation by authority of its Board of Directors and the said President and Secretary acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it and by them voluntarily executed.


                                  /s/
                                  Notary Public in and for said
                                  County and State

(NOTARIAL SEAL)

                             ARTICLES OF MERGER

                                     OF

                          JOURNAL-STAR PRINTING CO.
                          (a Nebraska corporation)

                                    INTO

                            J-S ACQUISITION CORP.
                          (a Nebraska corporation)

          Pursuant to Section 21-2073 of the Nebraska Business Corporation Act, the undersigned domestic corporations adopt the following Articles of Merger for the purpose of merging them into one of such corporations:
                First:   The names of the undersigned corporations and
the states under the laws of which they are respectively organized are:
                Name of Corporation                              State
                Journal-Star Printing Co.                        Nebraska
                J-S Acquisition Corp.                            Nebraska
                Second: The name of the surviving corporation is J-S Acquisition Corp., and it is to be governed by the laws of the State of Nebraska. Upon the filing of these Articles of Merger the name of J-S Acquisition Corp. will be changed to Journal-Star Printing Co.
                Third:   The Agreement and Plan of Merger annexed
hereto as Exhibit A was approved by the shareholders of J-S Acquisition Corp. and Journal-Star Printing Co. in the manner prescribed by the Nebraska Business Corporation Act.
                Fourth: As to each of the undersigned corporations, the number of shares outstanding is as follows:
                                                             Number of
                                                               Shares
                Name of Corporation                         Outstanding

                J-S Acquisition Corp.                          1,000

                Journal-Star Printing Co.                      6,000

                Each corporation had only one class of shares outstanding.

                Fifth: As to each of the undersigned corporations,the total number of shares voted for and against such Agreement and Plan of Merger, respectively, are as follows:
                                         Number   Total     Total
          Name of Corporation          of Shares Against     For
          J-S Acquisition Corp.          1,000    - 0 -     1,000

          Journal-Star Printing Co.      6,000    - 0 -     6,000


                Dated:   March 31, 1995


                                     JOURNAL-STAR PRINTING CO.


                                     By /s/ Mark L. Seacrest
                                        Mark L. Seacrest, President


                                     By /s/ C.D. Waterman III
                                        C.D. Waterman III, Secretary


                                     J-S ACQUISITION CORP.


                                     By /s/ Ronald L. Rickman
                                        Ronald L. Rickman, President


                                     By /s/ C.D. Waterman III
                                        C.D. Waterman III, Secretary

STATE OF NEBRASKA     )
                      )  SS:
COUNTY OF LANCASTER   )

          On this 31st day of March, 1995, before me, the undersigned, a Notary Public in and for said County and said State personally appeared Mark L. Seacrest and C.D. Waterman III, to me personally known, who, being by me duly sworn, did say that they are the President and Secretary, respectively, of JOURNAL-STAR PRINTING CO., a Nebraska corporation, and that the foregoing Articles of Merger were signed on behalf of said corporation by authority of its Board of Directors; and that the said President and Secretary as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.



                                     /s/
                                     Notary Public in and for said
                                     County and State
(NOTARIAL SEAL)






STATE OF NEBRASKA     )
                      )  SS:
COUNTY OF LANCASTER   )

          On this 31st day of March, 1995, before me, the undersigned, a Notary Public in and for said County and said State personally appeared Ronald L. Rickman and C.D. Waterman III, to me personally known, who, being by me duly sworn, did say that they are the President and Secretary, respectively, of J-S ACQUISITION CORP., a Nebraska corporation, and that the foregoing Articles of Merger were signed on behalf of said corporation by authority of its Board of Directors; and that the said President and Secretary as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.



                                     /s/
                                     Notary Public in and for said
                                     County and State
(NOTARIAL SEAL)